Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES REPORTS FIRST QUARTER 2012 RESULTS

Company Reiterates Annualized Revenue and Pre-tax Income Projections of

Approximately $100 million and $50 million

Highlands Ranch, Colorado – May 8, 2012 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA”) today announced financial results for the first quarter ended March 31, 2012.

OVERVIEW OF 2012 FIRST QUARTER RESULTS

•	Total revenues increased 115% to $18.2 million from $8.5 million in the first quarter of 2011, primarily due to the operations of two Refined Coal (“RC”) facilities and RC sales.

•

Gross margin was $4.0 million or 22% of revenues for the first quarter of 2012, compared to $7.2 million, or 85% of revenues for the same period in 2011, due to raw coal purchases, operating costs for retained RC production and increased activity in the Emission Control segment.

•	Operating loss of $1.2 million for the first quarter of 2012, compared to operating income of $1.9 million for the same period in 2011.

•

Net loss of $1.4 million, or $0.14 per diluted share for the first quarter of 2012, compared to a net loss of $27.5 million, or $3.63 per diluted share in the first quarter of 2011, which included litigation settlement costs, legal and other expenses totaling, before tax, approximately $41.4 million.

•	Cash and cash equivalents of $28.3 million at March 31, 2012.

OVERVIEW OF SEGMENTS & OUTLOOK

Dr. Michael D. Durham, President and CEO of ADA stated, “The significant increase in revenues for the first quarter of 2012 was due primarily to contributions from our RC segment. We are also happy with the progress and outlook of Emission Control, which should continue to benefit from ongoing industry analysis and assessment of the Mercury and Air Toxics Standard (“MATS”) regulation.”

“We believe that our RC business will be a significant contributor to revenues and earnings, both in the near term and over time. Overall, we are making excellent progress in advancing the 26 RC facilities placed in service in 2011 to full operating status at locations around the country. With progress to date, we currently have a total of five RC facilities operating full-time which represents a doubling of our RC production levels compared to 2011. In addition, we are well along on negotiations and permitting on several others such that we expect to operate at three times the 2011 RC production levels by the end of the second quarter. We continue to believe that by the end of 2012 the leasing of these RC facilities to our customers will generate annualized revenues and pre-tax income for ADA of approximately $100 million and $50 million, or $5.00 per share, per year, respectively, after payments to minority partners for the remaining life of the tax credits. Revenues and pre-tax income have the potential to double from those levels by the end of 2013.”

Refined Coal

RC revenues rose 149% to $15.2 million for the 2012 first quarter from $6.1 million for the same period last year. The increase was the result of rental income of $5.4 million from the two operating RC facilities, and RC sales of $9.8 million as a result of operating several of the RC facilities placed in service in 2011 for our own account.

Cost of revenues for the RC segment increased to $12.0 million from $0.2 million in the first quarter of 2011, due primarily to the cost of raw coal and operations at several RC facilities we operated for our own account. The cost of the raw coal approximates the revenues realized on its sale; however, they provide our Clean Coal Solutions, LLC (“Clean Coal”) joint venture with tax credits and benefits that can be used to lower and offset federal tax obligations.

Dr. Durham noted, “We expect our RC revenues to fluctuate quarter by quarter, based on seasonal variations in electricity demand, as well as planned and unplanned outages required by the power plants for equipment repair and maintenance. We also expect that margins from this segment, exclusive of RC sales, related coal purchases and the operating costs related to RC produced for our own account, to be at a level near 90%.”

Emissions Control

EC revenues increased by 36% to $2.8 million for the first quarter of 2012 compared to $2.0 million in the same period in 2011.

Dr. Durham noted, “The MATS regulation was finalized on April 16th of this year and we expect our revenues and margins in the EC segment to grow as utilities, cement plants, and industrial boilers react accordingly. We saw some evidence of this during the 2012 first quarter, when our consulting revenues increased by approximately $489,000 from the same period last year due to MATS-driven demonstrations and other work.”

As of March 31, 2012, ADA had contracts in progress for work related to the EC segment totaling approximately $4.6 million, which the Company expects to recognize as revenue during the remainder of 2012. ACI system revenues totaled $1.4 million in the first quarter of 2012 compared to $948,000 in the comparable period of 2011.

Dr. Durham continued, “For the remainder of 2012, we expect ACI and DSI Systems sales to increase, as current and potential customers begin to finalize their approach to become compliant with the new Federal MATS regulation. As an indication of progress in the development of this market, to date we have responded to greater than $130 million in bids for equipment and $6 million in bids for testing services. We anticipate that some of these contracts could be awarded as early as the second quarter.

Our Enhanced Coal technology is a third ADA mercury-only coal treatment technology being marketed by the Company to meet mercury requirements which currently exist in 19 states and will require implementation by 2015 due to MATS requirements. We believe this Enhanced Coal technology provides a benefit to the customer of $1-$4 per ton of coal burned when used on Western coals. U.S. power plants consume up to 600 million tons of Western coal per year. This year we are planning several demonstrations of the technology both at the mine and at specific power plants.”

CO2 Capture

CO2 Capture revenues decreased by 19% to $282,000 in the first quarter of 2012 from $348,000 in the comparable prior year period, due primarily to a decline in activities associated with the previously announced Department of Energy (“DOE”) contract. As of March 31, 2012, ADA had outstanding DOE contracts, including anticipated industry cost share in progress, of approximately $15.4 million. The Company expects to recognize approximately $5.3 million from these contracts during the remainder of 2012, dependent upon continued DOE funding.

Dr. Durham went on to say, “ADA’s work continues on our $19 million phase II project to develop clean coal technology to capture CO2 from coal-fired power plants and industrial sources. Our recent tests have shown that this solid-sorbent technology offers the potential to significantly reduce the amount of energy required to capture CO2 when compared to competing technologies. We are currently in negotiations with the DOE for the next phase of funding to construct and operate the pilot plant.”

BALANCE SHEET HIGHLIGHTS

As of March 31, 2012, ADA had cash and cash equivalents totaling $28.3 million, compared to $40.9 million as of year-end 2011, primarily reflecting a $6.0 million capital expense related to RC facilities and leasehold improvements, and changes in other operating assets and liabilities. At March 31, 2012 we had a working capital deficit of $6.2 million compared to working capital of $3.8 million at March 31, 2011. The decrease in working capital is primarily attributed to the

$6.0 million capital expense, partially offset by an increase in cash and cash equivalents of $3.1 million from the Clean Coal line of credit. At March 31, 2012, $17.6 million had been drawn on Clean Coal’s line of credit, which included a $3 million increased commitment obligation that was paid back this month. Stockholders’ equity was $48.4 million at March 31, 2012.

CONFERENCE CALL

Management will conduct a conference call focusing on the financial results and business activities at 10:00 a.m. ET on Tuesday, May 8, 2012. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International). Please call in 10 minutes before the call is scheduled to begin, and ask for the ADES call.

The conference call will also be webcast live via the Investor Information section of ADA-ES’ website at www.adaes.com. To listen to the live call please go the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection and Dry Sorbent Injection (“DSI”) systems, mercury measurement instrumentation, and related services.

•

Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

•

Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented Refined Coal (“RC”) CyCleanTM technology to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and our patent pending M-45TM technology for other types of coal and boilers. Both technologies reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

This press release contains and the conference call referenced in this press release will include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of

1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but will not necessarily be limited to, statements or expectations regarding future contracts, projects, demonstrations and technologies; amount and timing of RC production, revenues, earnings, operating income, cash flows and other financial measures; scope, timing and impact of current and anticipated regulations and legislation; future supply and demand; the ability of our technologies to assist our customers in complying with government regulations; and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, government funding, prices, economic conditions and market demand; timing of regulations and any legal challenges to them, including recent legal challenges to the newly enacted Mercury and Air Toxics Standards; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start-up and operational difficulties; inability to commercialize our technologies on favorable terms; our inability to ramp up operations to effectively address expected growth in our target markets; failure of CCS’ leased facilities to continue to produce coal which qualifies for IRS Section 45 tax credits; termination of the leases for such facilities; decreases in the production of RC by the lessee; seasonality; failure to monetize the new CyClean and M-45 facilities; issues arising out of CCS’s due diligence review of the M-45 technology and our inability to negotiate, execute and close on definitive agreements for the license of the M-45 technology to CCS; availability of raw materials and equipment for our businesses; loss of key personnel; intellectual property infringement claims from third parties; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contacts:

ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Devin Sullivan
www.adaes.com	(212) 836-9608
DSullivan@equityny.com
Thomas Mei
(212) 835-9614
tmei@equityny.com

See Accompanying Tables

See accompanying notes to Company’s Form 10-Q

ADA-ES, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	For the Quarter Ended March 31,
	2012	2011
Revenue:
Refined coal	$15,174	$6,086
Emission control	2,764	2,033
CO2 capture	282	348
Total revenues	18,220	8,467
Cost of Revenues:
Refined coal	12,043	175
Emission control	2,068	836
CO2 capture	117	283
Total cost of revenues	14,228	1,294
Gross Margin before Depreciation and Amortization	3,992	7,173
Other Costs and Expenses:
General and administrative	3,639	4,817
Research and development	564	321
Depreciation and amortization	1,024	185
Total expenses	5,227	5,323
Operating Income (Loss)	(1,235)	1,850
Other Income (Expense):
Net equity in net income (loss) from unconsolidated entities	36	(1,959)
Other income including interest	99	592
Interest expense	(470)	—
Settlement of litigation and arbitration award, net	(284)	(39,502)
Total other income (expense)	(619)	(40,869)
Loss from Continuing Operations Before Income Tax Benefit and Non-controlling Interest	(1,854)	(39,019)
Income Tax Benefit	1,019	14,256
Net Loss Before Non-controlling Interest	(835)	(24,763)
Non-controlling Interest	(566)	(2,779)
Net Loss Attributable to ADA-ES, Inc.	$(1,401)	$(27,542)
Net Loss Per Common Share – Basic and Diluted Attributable to ADA-ES, Inc.	$(0.14)	$(3.63)
Weighted Average Common Shares Outstanding	9,999	7,579
Weighted Average Diluted Common Shares Outstanding	9,999	7,579

See accompanying notes to Company’s Form 10-Q

ADA-ES, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$28,328	$40,879
Receivables, net of allowance for doubtful accounts	7,557	5,914
Investment in securities	403	508
Prepaid expenses and other assets	4,087	3,924
Total current assets	40,375	51,225
Property and Equipment, at cost	47,754	41,771
Less accumulated depreciation and amortization	(5,649)	(4,651)
Net property and equipment	42,105	37,120
Investment in unconsolidated entitiy	1,126	590
Deferred taxes	17,226	16,233
Other assets	881	931
Total other assets	19,233	17,754
Total Assets	$101,713	$106,099
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,631	$10,058
Accrued payroll and related liabilities	1,120	2,545
Line of credit	17,643	10,873
Deposits	11,900	14,900
Deferred revenue and other liabilities	5,408	5,105
Settlement awards and related accrued liabilities	3,884	3,983
Total current liabilities	46,586	47,464
Long-term Liabilities:
Line of credit	—	3,624
Settlement awards and indemnity liability	5,000	5,200
Deferred revenue	1,105	—
Accrued warranty and other liabilities	658	632
Total long-term liabilities	6,763	9,456
Total liabilities	53,349	56,920
Commitments and Contingencies (Note 9)
Stockholders’ Equity:
ADA-ES, Inc. stockholders’ equity
Preferred stock: 50,000,000 shares authorized, none outstanding	—	—
Common stock: no par value, 50,000,000 shares authorized, 10,003,905 and 9,996,144 shares issued and outstanding, respectively	93,310	93,184
Accumulated deficit	(49,470)	(48,069)
Total ADA-ES, Inc. stockholders’ equity	43,840	45,115
Non-controlling interest	4,524	4,064
Total Stockholders’ Equity	48,364	49,179
Total Liabilities and Stockholders’ Equity	$101,713	$106,099